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                                                                     EXHIBIT 2.1







                          PLAN AND AGREEMENT OF MERGER

                                  BY AND AMONG

                               AVOCENT CORPORATION

                      BLUE MARLIN ACQUISITION CORPORATION,

                                       AND

                              EQUINOX SYSTEMS INC.

                          DATED AS OF NOVEMBER 3, 2000




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                                TABLE OF CONTENTS

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                                                                                                                   PAGE
                                                                                                                   ----

ARTICLE I         THE MERGER..........................................................................................1

         1.1      The Merger..........................................................................................1
         1.2      The Closing.........................................................................................2
         1.3      Effective Time......................................................................................2
         1.4      Effects of Merger...................................................................................2
         1.5      The Organization of Subsidiary......................................................................3

ARTICLE II EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES................3

         2.1      Effect on Stock.....................................................................................3
         2.2      Adjustments for Capital Changes.....................................................................4
         2.3      Exchange of Certificates............................................................................4
         2.4      Investment of Exchange Fund.........................................................................6
         2.5      Assumption of Options...............................................................................6
         2.6      Taking of Necessary Action; Further Action..........................................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF TARGET..................................................................6

         3.1      Organization of Target..............................................................................6
         3.2      Target Capital Structure............................................................................7
         3.3      Obligations With Respect to Capital Stock...........................................................7
         3.4      Authority...........................................................................................8
         3.5      SEC Filings; Target Financial Statements............................................................9
         3.6      Absence of Certain Changes or Events...............................................................10
         3.7      Taxes..............................................................................................11
         3.8      Intellectual Property..............................................................................12
         3.9      Compliance; Permits; Restrictions..................................................................15
         3.10     Litigation.........................................................................................15
         3.11     Brokers' and Finders' Fees.........................................................................16
         3.12     Employee Benefit Plans.............................................................................16
         3.13     Absence of Liens and Encumbrances..................................................................20
         3.14     Environmental Matters..............................................................................21
         3.15     Labor Matters......................................................................................22
         3.16     Agreements, Contracts and Commitments..............................................................22
         3.17     Proxy Statement....................................................................................24
         3.18     Board Approval.....................................................................................25
         3.19     State Takeover Statutes............................................................................25
         3.20     Fairness Opinion...................................................................................25
         3.21     Certain Indebtedness...............................................................................25
         3.22     Title Insurance....................................................................................25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY...................................................25

         4.1      Organization of Parent.............................................................................26

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                               TABLE OF CONTENTS

                                  (CONTINUED)

         4.2      Authority..........................................................................................26
         4.3      Parent Litigation..................................................................................26
         4.4      Information Supplied by Parent.....................................................................26
         4.5      Financing..........................................................................................26

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME........................................................................27

         5.1      Conduct of Business................................................................................27

ARTICLE VI ADDITIONAL AGREEMENTS.....................................................................................30

         6.1      Proxy Statement; Other Filings.....................................................................30
         6.2      Meeting of Shareholders............................................................................30
         6.3      Access to Information; Confidentiality.............................................................32
         6.4      No Solicitation....................................................................................32
         6.5      Public Disclosure..................................................................................34
         6.6      Legal Requirements.................................................................................34
         6.8      FIRPTA.............................................................................................34
         6.9      Notification of Certain Matters....................................................................34
         6.10     Commercially Reasonable Efforts and Further Assurances.............................................35
         6.11     Indemnification of Target Directors and Officers...................................................35
         6.12     Regulatory Filings; Reasonable Efforts.............................................................35
         6.13     Registration on From S-8...........................................................................35
         6.14     Amendment of Stock Option Agreements...............................................................35

ARTICLE VII CONDITIONS TO THE MERGER.................................................................................36

         7.1      Conditions to Obligations of Each Party to Effect the Merger.......................................36
         7.2      Additional Conditions to Obligations of Target.....................................................37
         7.3      Additional Conditions to the Obligations of Parent.................................................37

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................................................................38

         8.1      Termination........................................................................................38
         8.2      Notice of Termination; Effect of Termination.......................................................39
         8.3      Fees and Expenses..................................................................................40
         8.4      Amendment..........................................................................................41
         8.5      Extension; Waiver..................................................................................41

ARTICLE IX GENERAL PROVISIONS........................................................................................41

         9.1      Non-Survival of Representations and Warranties.....................................................41
         9.2      Notices............................................................................................42
         9.3      Interpretation; Knowledge..........................................................................42
         9.4      Counterparts.......................................................................................43
         9.5      Entire Agreement...................................................................................43
         9.6      Severability.......................................................................................43
         9.7      Other Remedies; Specific Performance...............................................................44
         9.8      Governing Law......................................................................................44
         9.9      Rules of Construction..............................................................................44
         9.10     Assignment.........................................................................................44
         9.11     WAIVER OF JURY TRIAL...............................................................................44

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                          PLAN AND AGREEMENT OF MERGER

         This PLAN AND AGREEMENT OF MERGER (this "AGREEMENT"), is entered into as of November 3, 2000, by and among Avocent Corporation, a Delaware corporation ("PARENT"), Blue Marlin Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Parent (the "SUBSIDIARY"), Equinox Systems Inc., a Florida corporation ("TARGET") (the Subsidiary and Target being sometimes collectively referred to herein as the "CONSTITUENT CORPORATIONS").

                                   WITNESSETH:

         WHEREAS, the respective Board of Directors of Parent, Subsidiary and Target have approved the merger of the Subsidiary with and into Target (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby all of the issued and outstanding shares of Target common stock, par value $0.01 per share (the "TARGET COMMON STOCK") not owned directly or indirectly by Target, will be converted into the Merger Consideration (as hereinafter defined); and

         WHEREAS, each of Parent and Target desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 607.1101 et seq. of the Florida Business Corporation Act (the "FLORIDA LAW") and with the effect provided in Section 607.1106 of the Florida Law, the Subsidiary shall be merged with and into Target at the Effective Time (as defined in Section 1.3 hereof). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and Target shall continue as the surviving corporation (the "SURVIVING CORPORATION") under the name "Equinox Systems Inc." and shall succeed to and assume all the rights and obligations of the Subsidiary and Target in accordance with the Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (a) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Corporations, (b) all obligations belonging to or due to each of the Constituent Corporations shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger, (d) all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, (e) the Surviving Corporation shall be liable for all of the debts and obligations of each of the Constituent Corporations, and any claim existing, or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place, and (f) the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

         1.2 THE CLOSING. The closing of the Merger (the "CLOSING") will take place at such time and on such date as is agreed upon by the parties (the "CLOSING DATE"), which (subject to satisfaction or waiver of the conditions set forth in Article VII of this Agreement) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII of this Agreement at such location as the parties may agree, unless another date is agreed to in writing by the parties hereto.

         1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties shall file articles of merger (the "ARTICLES OF MERGER") executed in accordance with the relevant provisions of the Florida Law and shall make all other filings required under the Florida Law as soon as practical on or after the Closing Date. The Merger shall become effective at such time as the Articles of Merger are accepted for filing by the Secretary of State of Florida, or at such other time as Parent and Target shall agree as specified in the Articles of Merger but not exceeding 30 days after the Articles of Merger are accepted for filing by the Secretary of State of Florida (the "EFFECTIVE TIME").

         1.4 EFFECTS OF MERGER. The Merger shall have the following effects on the Constituent Corporations:

                  (a) Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Subsidiary shall become the Articles of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

                  (b) Bylaws of the Surviving Corporation. The Bylaws of the Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the Florida Law, the Articles of Incorporation of the Surviving Corporation and the Bylaws.

                  (c) Directors. The directors of the Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation, Bylaws and applicable law.

                  (d) Officers. The officers of Subsidiary at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.


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                  (e)      Assets, Liabilities. At the Effective Time, the
assets, liabilities, reserves and accounts of each of the Constituent Corporations shall be taken upon the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Agreement and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

         1.5 THE ORGANIZATION OF SUBSIDIARY. The Parent has formed Subsidiary under the laws of the State of Florida for the purposes of the transactions contemplated by this Agreement. Parent covenants and agrees that, until the Effective Time, Subsidiary will conduct no business or operations, will have no assets and will enter into no agreements or obligations except as required or contemplated by this Agreement or necessary to perform its obligations hereunder.

                                   ARTICLE II
                      EFFECT OF THE MERGER ON THE STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         2.1 EFFECT ON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any stock of either of the Constituent Corporations:

                  (a) Cancellation of Treasury Stock. Each share of Target Common Stock that is owned by Target or by any direct or indirect wholly-owned subsidiary of Target shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (b) Conversion of Target Common Stock. Each issued and outstanding share of Target Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) that is issued and outstanding immediately prior to the Effective Time (collectively, the "EXCHANGING TARGET SHARES") shall be converted into the right to receive from Parent at the Effective Time an amount (the "MERGER CONSIDERATION") equal to $9.75 for each share of Target Common Stock (the "EXCHANGE RATIO"). On or prior to the Closing Date, Parent shall deliver by wire transfer the Merger Consideration to the Exchange Agent (as defined in Section 2.3(a) hereof) in accordance with Section 2.3 hereof. As of the Effective Time, all such Exchanging Target Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate evidencing any Exchanging Target Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor without interest upon surrender of such certificate in accordance with Section 2.2.

                  (c) Target Stock Options. At the Effective Time, each of the then outstanding options to purchase Target Common Stock (collectively, the "TARGET OPTIONS") (consisting of all outstanding options granted under Target's 1988 Non-qualified Stock Option Plan, 1992 Non-qualified Stock Option Plan, 1993 Stock Option Plan, Directors Stock Option Plan and 2000 Directors' Stock Option Plan (collectively the "TARGET PLANS"), and any


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

individual non-Plan options) will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into an option to purchase that number of shares of Common Stock, $0.001 par value of Parent ("PARENT COMMON STOCK") determined by dividing the number of shares of Target Common Stock subject to such Target Option at the Effective Time by seven
(7), at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Target Option immediately prior to the Effective Time (provided that the exercise price per share of such Target Option immediately prior to the Effective Time shall be deemed to be $9.75 with respect to any Target Option the exercise price per share of which would otherwise have been greater than $9.75) multiplied by seven (7). If the foregoing calculation results in an assumed Target Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share. The term, exerciseability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Target Options will otherwise be unchanged.

         2.2 ADJUSTMENTS FOR CAPITAL CHANGES. If, prior to the Effective Time, Target recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the Exchange Ratio will be adjusted appropriately so as to maintain the aggregate Merger Consideration at the same amount it would have been had such recapitalization, reclassification, dividend or other change not occurred.

         2.3      EXCHANGE OF CERTIFICATES.

                  (a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with ChaseMellon Shareholder Services, L.L.C. or such other bank or trust company as may be designated by Parent and agreed to by Target (the "EXCHANGE AGENT") providing that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Exchanging Target Shares, for exchange in accordance with this Article II through the Exchange Agent, cash in an amount sufficient to pay the Merger Consideration required to be paid pursuant to Section 2.1 (such cash being hereinafter referred to as the "EXCHANGE FUND").

                  (b) Exchange Procedures. As soon as reasonably practicable (and in any event no later than ten days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced issued and outstanding shares of Target Stock (including persons who purchase Target Common Stock prior to the Effective Time upon the exercise of Target Options), which shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1 (collectively, the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates, to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.


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

Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash from the Exchange Fund, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Target Common Stock which is not registered in the transfer records of Target, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

                  (c) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable to such holder pursuant to Section 2.2 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                  (d) No Further Ownership Rights in Exchanging Target Shares. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Exchanging Target Shares theretofore evidenced by such Certificates. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article II, except as otherwise provided by law.

                  (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates six months after the Effective Time shall be delivered to Parent, on demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration.


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                  (f)      No Liability. None of Parent, Target or the Exchange
Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any governmental entity under applicable law), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         2.4 INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest the Exchange Fund in deposit accounts or short-term money market instruments, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

         2.5 ASSUMPTION OF OPTIONS. Promptly after the Effective Time, Parent shall notify in writing each holder of a Target Option of the assumption of such Target Option by Parent, the number of shares of Target Common Stock that are then subject to such and the exercise price of such Target Option, as determined pursuant to Sections 2.1(c) hereof.

         2.6 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target will take all such lawful and necessary action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Subsidiary, the officers and directors of Subsidiary will take all such lawful and necessary action.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF TARGET

         Target represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Target to Parent (the "DISCLOSURE SCHEDULES"), that the statements in this Article III are true. The Disclosure Schedules shall be arranged in sections and paragraphs corresponding to the numbered sections and paragraphs (and subparagraphs) contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding Section or paragraph in this Article III or other sections to which it is clearly apparent (from a plain reading of the disclosure or by cross reference) that such disclosure relates.




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         3.1      ORGANIZATION OF TARGET.

                  (a) Target and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 9.3) on Target.

                  (b) Target has delivered to Parent a true and complete list of all of Target's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Target's equity interest therein. All outstanding shares of capital stock or other equity interests of the subsidiaries of Target are owned by Target or a direct or indirect wholly-owned subsidiary of Target, free and clear of all liens, pledges, charges, encumbrances, security interests, claims and options of any nature (collectively, "LIENS").

                  (c) Target has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of Target and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

         3.2 TARGET CAPITAL STRUCTURE. The authorized capital stock of Target consists of 15,000,000 shares of Common Stock, par value $0.01 per share, of which there were 5,458,241 shares issued and outstanding as of November 3, 2000, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement or document to which Target is a party or by which it is bound. As of November 3, 2000, Target had reserved an aggregate of 2,515,000 shares of Target Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Target Plans, under which options are outstanding to purchase an aggregate of 1,731,634 shares and under which no (0) shares are available for grant as of November 3, 2000. All shares of Target Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 3.2 of the Disclosure Schedules list each outstanding option to acquire shares of Target Common Stock at November 3, 2000, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exerciseability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicate the extent of acceleration, if any.

         3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2, there are no equity securities or similar ownership interests of any class of Target capital stock, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Target owns, directly or indirectly through one or more subsidiaries, there


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

are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Target, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Target or any of its subsidiaries is a party or by which it is bound obligating Target or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Target or any of its subsidiaries or obligating Target or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Target, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Target or with respect to any equity security or similar ownership interest of any class of any of its subsidiaries. Target has no outstanding stock appreciation rights, phantom stock or similar rights.

         3.4      AUTHORITY.

                  (a) Target has all requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval and adoption of this Agreement and the approval of the Merger by the holders of the issued and outstanding Target Common Stock ("Target Shareholders") and the filing and recordation of the Articles of Merger pursuant to Florida Law. A vote of the holders of at least a majority of the outstanding shares of the Target Common Stock is required for the Target Shareholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by Parent and Subsidiary, constitutes the valid and binding obligation of Target, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not (i) conflict with or violate the Articles of Incorporation or Bylaws of Target or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Target Shareholders as contemplated in Section 6.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment, injunction or decree applicable to Target or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Target's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Target or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, authorization, consent, approval, franchise or other instrument or obligation to which

Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or its or any of their respective properties are bound or affected, authorization, consent, approval, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause
(ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any federal, state or local government or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("GOVERNMENTAL ENTITY") is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of Florida, (ii) the filing of the Proxy Statement (as defined in Section 3.17) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Target or have a Material Adverse Effect on the ability of the parties to consummate the Merger.

         3.5      SEC FILINGS; TARGET FINANCIAL STATEMENTS.

                  (a) Target has filed all forms, reports and documents required to be filed with the SEC since January 1, 1998, and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Target may file subsequent to the date hereof) are referred to herein as the "TARGET SEC REPORTS." As of their respective dates, the Target SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Target SEC Reports, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Target's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Target SEC Reports (the "TARGET FINANCIALS"), including any Target SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Target and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Target contained in the Target SEC Reports as of June 30, 2000 is hereinafter referred to as the "TARGET BALANCE SHEET." Except as disclosed in the Target Financials, neither Target nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Target and its subsidiaries taken as a whole, except liabilities (i) provided for in the Target Balance Sheet, or (ii) incurred since the date of the Target Balance Sheet in the ordinary course of business consistent with past practices.

                  (c) Target has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Target with the SEC pursuant to the Securities Act or the Exchange Act.

         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Target Balance Sheet, the business of Target and its subsidiaries has been carried on only in the ordinary and usual course. Since the date of the Target Balance Sheet:

                  (a) there has not been any Material Adverse Effect on Target and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect on Target;

                  (b) there has not been any material change by Target in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

                  (c) there has not been any revaluation by Target of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (d) no material customer or supplier of Target or its subsidiaries has threatened to alter materially and adversely its relationship with Target or its subsidiaries;

                  (e) there has not been any agreement by Target or any of its subsidiaries to waive or release of any material right or claim (including without limitation to any write off or other compromise of any material account receivable) outside of the ordinary course of business consistent with past practice;

                  (f) Target has not paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than
(i) liabilities shown in the Target Financials or (ii) liabilities incurred since the date of the last-filed Target SEC Document in the ordinary course of business, which payment or satisfaction would have a Material Adverse Effect on Target;

                  (g) Target has not increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a Material Adverse Effect on Target, except as may have been required due to income or operations of Target since the date of the last-filed Target SEC Report;

                  (h) Target has not sold, transferred, mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets which are material to its business or financial condition, other than in the ordinary course of business; and

                  (i) Target has not granted any material increase in salary payable or to become payable by Target to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in any material respect the compensation of any officer, employee, consultant or agent.

         3.7      TAXES.

                  (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b)      Tax Returns and Audits.

                           (i)      Target and each of its subsidiaries have
timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Target and each of its subsidiaries with any Tax authority. Target and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                           (ii)     Target and each of its subsidiaries as of
the Effective Time will have withheld with respect to its employees all material federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

                           (iii)    Neither Target nor any of its subsidiaries
has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Target or any of its subsidiaries, nor has Target or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (iv)     No audit or other examination of any Return
of Target or any of its subsidiaries by any Tax authority is presently in progress, nor has Target or any of its subsidiaries been notified of any request for such an audit or other examination.

                           (v)      No adjustment relating to any Returns filed
by Target or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Target or any of its subsidiaries or any representative thereof.

                           (vi)     Neither Target nor any of its subsidiaries
has any liability for any unpaid Taxes which has not been accrued for or reserved on the Target Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Target, other than any liability for unpaid Taxes that may have accrued since the date of the Target Balance Sheet in connection with the operation of the business of Target and its subsidiaries in the ordinary course.

                           (vii)    There is no contract, agreement, plan or
arrangement to which Target or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount as a result of the Merger that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Target is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to
Section 4999 of the Code.

                           (viii)   Neither Target nor any of its subsidiaries
has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Target or any of its subsidiaries.

                           (ix)     Neither Target nor any of its subsidiaries
is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                           (x)      None of Target's or its subsidiaries' assets
are tax exempt use property within the meaning of Section 168(h) of the Code.

                           (xi)     Neither Target nor any of its subsidiaries
was a "distributing corporation" or a "controlling corporation" in a distribution of stock to which Section 355 of the Code applied and that occurred within two years before the date of this Agreement or as part of a plan or series of transactions that includes the Merger.

         3.8 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

         "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

         "TARGET INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Target or any of its subsidiaries.

         "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

         "TARGET REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Target or any of its subsidiaries.

                  (a) Set forth in Section 3.8(a) of the Disclosure Schedules is a complete and accurate list of all Target Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Target Registered Intellectual Property has been issued or registered.

                  (b) No Target Intellectual Property or product or service of Target or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Target or any of its subsidiaries, or which may affect the validity, use or enforceability of such Target Intellectual Property.

                  (c) Target owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of Target Intellectual Property or other Intellectual Property used by Target free and clear of any lien or encumbrance (excluding licenses and related restrictions); and, except with respect to products sold to Target's original equipment manufacturing customers, Target is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Target and its subsidiaries, including the sale of any products or the provision of any services by Target and its subsidiaries.

                  (d) Target owns exclusively, and has good title to, all copyrighted works that are Target products or which Target or any of its subsidiaries otherwise expressly purports to own.

                  (e) To the extent that any material Intellectual Property has been developed or created by a third party for Target or any of its subsidiaries, Target has a written agreement with such third party with respect thereto and Target thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

                  (f) Neither Target nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Target Intellectual Property, to any third party.

                  (g) To the knowledge of Target, the operation of the business of Target and its subsidiaries as such business currently is conducted, including Target's and its subsidiaries' design, development, manufacture, marketing and sale of the products or services of Target and its subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

                  (h) Except as set forth on Section 3.8(h) of the Disclosure Schedules, since January 1, 1998, neither Target nor any of its subsidiaries has received notice from any third party that the operation of the business of Target or any of its subsidiaries or any act, product or service of Target or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                  (i) To the knowledge of Target, no person has or is infringing or misappropriating any Target Intellectual Property.

                  (j) Target and each of its subsidiaries has taken reasonable steps to protect Target's and its subsidiaries' rights in Target's confidential information and trade secrets that it wishes to protect and any trade secrets or confidential information of third parties provided to Target or any of its subsidiaries, and, without limiting the foregoing, each of Target and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Target and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to have a Material Adverse Effect on Target.

                  (k) To Target's knowledge, all of Target's and its subsidiaries' current products (including products currently under development)
(i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT") and (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. To Target's knowledge, all of Target's or its subsidiaries' material Target Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of Target's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term "TARGET INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are currently used by Target or any of its subsidiaries in the conduct of their business.

         3.9      COMPLIANCE; PERMITS; RESTRICTIONS.

                  (a) Neither Target nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Target or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Target, no investigation or review by any Governmental Entity is pending or threatened against Target or its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Target or any of its subsidiaries, any acquisition of material property by Target or any of its subsidiaries or the conduct of business by Target as currently conducted.

                  (b) Target and its subsidiaries have in effect all authorizations, certificates, filings, franchises, notices, rights, permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to the operation of the business of Target including all authorizations under Environmental Laws (as defined in Section 3.14) (collectively, the "TARGET PERMITS"). Target and its subsidiaries are in compliance in all material respects with the terms of the Target Permits.

         3.10 LITIGATION. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Target or any of its subsidiaries has received any notice of assertion nor, to Target's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Target or any of its subsidiaries which, if determined adversely to Target or any subsidiary of Target, reasonably would be likely to have a Material Adverse Effect on Target, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

         3.11     BROKERS' AND FINDERS' FEES. Except as set forth in Section
3.11 of the Disclosure Schedules, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.12     EMPLOYEE BENEFIT PLANS.

                  (a) Definitions. With the exception of the definition of "Target Affiliate" set forth in Section 3.12(a)(i) below (which definition shall apply only to this Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i)      "TARGET AFFILIATE" shall mean any other
person or entity under common control with the Target within the meaning of
Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                           (ii)     "CODE" shall mean the Internal Revenue Code
of 1986, as amended;

                           (iii)    "TARGET EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Target or any Target Affiliate for the benefit of any Target Employee, or with respect to which Target or any Target Affiliate has or may have any liability or obligation;

                           (iv)     "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                           (v)      "DOL" shall mean the Department of Labor;

                           (vi)     "TARGET EMPLOYEE" shall mean any current or
former employee, consultant or director of Target or any Target Affiliate;

                           (vii)    "TARGET EMPLOYMENT AGREEMENT" shall mean
each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Target or any Target Affiliate and any Target Employee;

                           (viii)   "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (ix)     "FMLA" shall mean the Family Medical Leave
Act of 1993, as amended;

                           (x)      "IRS" shall mean the Internal Revenue
Service;

                           (xi)     "TARGET MULTIEMPLOYER PLAN" shall mean any
"Target Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                           (xii)    "PBGC" shall mean the Pension Benefit
Guaranty Corporation; and

                           (xiii)   "TARGET PENSION PLAN" shall mean each Target
Employee Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

                  (b) Schedule. Section 3.12(b) of the Disclosure Schedules contains an accurate and complete list of each Target Employee Plan and each Target Employment Agreement. Target does not have any plan or commitment to establish any new Target Employee Plan, or Target Employment Agreement, to modify any Target Employee Plan or Target Employment Agreement (except to the extent required by law or to conform any such Target Employee Plan or Target Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Target Employee Plan or Target Employment Agreement.

                  (c) Documents. Target has provided to Parent: (i) correct and complete copies of all documents embodying each Target Employee Plan and each Target Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Target Employee Plan; (iii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan; (iv) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Target Employee or Target Employees relating to any Target Employee Plan and any proposed Target Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Target; (viii) all correspondence to or from any governmental agency relating to any Target Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Target Employee Plan, if applicable; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan.

                  (d)      Employee Plan Compliance. Except as set forth on
Section 3.12(d) of the Disclosure Schedules, (i) Target has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Target Employee Plan, and each Target Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Target Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Target Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Target Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Target Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan; (v) each Target Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Target or any of its Target Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Target or any Target Affiliates, threatened by the IRS or DOL with respect to any Target Employee Plan; and (vii) neither Target nor any Target Affiliate is subject to any penalty or tax with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                  (e) Pension Plan. Neither Target nor any Target Affiliate has previously maintained or currently maintains, sponsors, participates in or contributes to a pension plan which is subject to Title IV of ERISA or Section 412 of the Code. As of the Effective Time: (i) no legal or administrative action has been taken by the PBGC to terminate or to appoint a trustee to administer the Target Pension Plan; (ii) no liability to the PBGC under Title IV of ERISA has been incurred by Target or an Target Affiliate that has not been satisfied in full; (iii) each Target Pension Plan was fully-funded on a termination basis;
(iv) each Target Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and has not incurred any "accumulated funding deficiency," as defined in Section 302 of ERISA and
Section 412 of the Code, whether or not waived; and (v) no Target Pension Plan has a reportable event within the meaning of Section 4043 of ERISA and the regulations thereunder; and (vi) no Target Pension Plan has incurred any event described in Section 4041 (other than the standard termination contemplated herein), 4062 or 4063 of ERISA.

                  (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Target or any Target Affiliate contributed to or been obligated to contribute to any Target Multiemployer Plan. Neither Target, nor any Target Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

                  (g) No Post-Employment Obligations. Except as set forth in Section 3.12(g) of the Disclosure Schedules, no Target Employee Plan provides, or reflects or represents any liability to provide retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Target has never represented, promised or contracted (whether in oral or written form) to any Target Employee (either individually or to Target Employees as a group) or any other person that such Target Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

                  (h) Health Care Compliance. Neither Target nor any Target Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to Target Employees.

                  (i)      Effect of Transaction.

                                    (1)      Except as set forth on Section
3.12(i)(1) of the Disclosure Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Target Employee Plan, Target Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Target Employee.

                                    (2)      Except as set forth on Section
3.12(i)(2) of the Disclosure Schedules, no payment or benefit, which will or may be made by Target or its Target Affiliates with respect to any Target Employee, will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

                  (j) Employment Matters. Target: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Target Employees, except as would not have a Material Adverse Effect on Target;
(ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Target Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Target Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Target under any worker's compensation policy or long-term disability policy.

                  (k) Labor. No work stoppage or labor strike against Target is pending, threatened or reasonably anticipated. Target does not know of any activities or proceedings of any labor union to organize any Target Employees. Except as set forth in Section 3.12(k) of the Disclosure Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Target, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Target Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Target. Neither Target nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 3.12(k) of the Disclosure Schedules, Target is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Target Employees and no collective bargaining agreement is being negotiated by Target.

         3.13 ABSENCE OF LIENS AND ENCUMBRANCES. Target and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with the ability of Target or any of its subsidiaries to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which Target or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that (a) are created, arise or exist under or in connection with any of the contracts or other matters referred to in the Disclosure Schedules or in the Target SEC Reports or the exhibits thereto, (b) relate to any taxes or other governmental charges or levies that are not yet due and payable, (c) relate to, or are created, arise or exist in connection with, any legal proceeding that is being contested in good faith, or (d) individually or in the aggregate would not materially interfere with the ability of Target and each of its subsidiaries to conduct their business as currently conducted and would not materially and adversely impact the transferability, financeability, ownership, leasing, use, or occupancy of any such properties or assets ("PERMITTED LIENS"). To the knowledge of Target, there are no natural or artificial conditions upon any real property owned by Target ("OWNED REAL PROPERTY"), or any other facts or conditions which could, in the aggregate, have a material and adverse impact on the transferability, financeability, ownership, leasing, use, occupancy or operation of any such Owned Real Property. There are no parties in possession of any portion of any Owned Real Property, whether as tenants, trespassers or otherwise, except Target. There are no pending, or, to the knowledge of Target, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any assessment against any Owned Real Property. Target and each of its subsidiaries has complied in all material respects with and is not in default under the terms of all material leases to which it is a party, and all such leases are in full force and effect. To the knowledge of Target, no party to any material lease is in default of such lease and there exists no event or circumstance with respect to such lease which with the giving of notice or the passage of time, or both, would constitute a default by any party to such lease.

         3.14     ENVIRONMENTAL MATTERS.

                  (a) The term "HAZARDOUS MATERIAL" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment. The term "TARGET BUSINESS FACILITY" means any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Target or any of its subsidiaries in connection with the operation of its business. The term "DISPOSAL SITE" means a landfill, disposal agent, waste hauler or recycler of Hazardous Materials. The term "ENVIRONMENTAL LAWS" means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Entities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date. The term "HAZARDOUS MATERIALS ACTIVITY" means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material. The term "TARGET ENVIRONMENTAL PERMIT" means any approval, permit, license, clearance, registration or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by Target or any of its subsidiaries.

                  (b) Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject Target or any of its subsidiaries to material liability, no Hazardous Materials are present on any Target Business Facility.

                  (c) Target and each of its subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. To the knowledge of Target the Hazardous Materials Activities of Target and each of its subsidiaries have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to said person.

                  (d) Section 3.14(d) of the Disclosure Schedules accurately describes all of the Target Environmental Permits currently held by Target and each of its subsidiaries. Such Target Environmental Permits are all of the Target Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Target and each of its subsidiaries as such activities are currently being conducted, except for those permits the absence of which could not reasonably be expected to result in a Material Adverse Effect on Target. All such Target Environmental Permits are valid and in full force and effect. Target and its subsidiaries have complied in all material respects with all covenants and conditions of any Target Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the knowledge of Target, no circumstance exists which could cause any Target Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

                  (e) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Target, threatened, concerning or relating to any Target Environmental Permit or any Hazardous Materials Activity of Target or any of its subsidiaries, or to any Target Business Facility currently owned, operated, occupied, controlled or leased by Target or any of its subsidiaries, or to the knowledge of Target, pending or threatened with respect to any other Target Business Facility.

                  (f) To the knowledge of Target, Target and each of its subsidiaries have transferred or released Hazardous Materials only to those Disposal Sites described on Section 3.14(f) of the Disclosure Schedules; and no action, proceeding, liability or claim exists or is threatened against Target or any of its subsidiaries with respect to any transfer or release of Hazardous Materials to a Disposal Site which could reasonably be expected to subject Target or any of its subsidiaries to liability.

                  (g) Target is not aware of any fact or circumstance which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on Target.

                  (h) Target has delivered to Parent or made available for inspection by Parent and its agents and employees all records in Target's possession concerning the Hazardous Materials Activities of Target and each of its subsidiaries and all environmental audits and environmental assessments of any Target Business Facility conducted at the request of, or otherwise in the possession of, Target or any of its subsidiaries. Target has complied with all environmental disclosure obligations imposed by applicable law upon Target and any of its subsidiaries with respect to the Merger.

         3.15 LABOR MATTERS. (i) There are no disputes or claims pending or, to the knowledge of each of Target and its respective subsidiaries, threatened, between Target or any of its subsidiaries and any of their respective employees;
(ii) as of the date of this Agreement, neither Target nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Target or its subsidiaries nor does Target or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Target nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Target or any of its subsidiaries.

         3.16     AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth on
Section 3.16 to the Disclosure Schedules, neither Target nor any of its subsidiaries is a party to or is bound by:

                  (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Target's Board of Directors, other than those that are terminable by Target or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Target;

                  (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of computer or communications hardware products in the ordinary course of business;

                  (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Target or any of its subsidiaries to engage in any line of business, conduct business in any geographical area or to compete with any person or granting any exclusive distribution rights;

                  (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Target or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Target has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Target's subsidiaries;

                  (f) any dealer, distributor, joint marketing or development agreement currently in force under which Target or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Target or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Target or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

                  (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Target and its subsidiaries taken as a whole;

                  (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Target product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Target products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

                  (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                  (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

                  (k) any other agreement, contract or commitment that has a value of $1,000,000 or more individually.

         Neither Target nor any of its subsidiaries, nor to Target's knowledge any other party to a Target Contract (as defined below), is (or with nothing more than notice and/or the passage of time will be) in breach, violation or default under, and neither Target nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Target or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Disclosure Schedules (any such agreement, contract or commitment, a "TARGET CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Target Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Each Target Contract is in full force and effect, and is a legal, valid and binding obligation of Target or a subsidiary of Target and, to the knowledge of Target, each of the other parties thereto, enforceable in accordance with its terms, except (a) that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Target.

         3.17 PROXY STATEMENT. None of the information supplied or to be supplied by Target for inclusion or incorporation by reference in the definitive proxy statement to be sent to the Target Shareholders in connection with the meeting of the Target Shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "SHAREHOLDERS' MEETING") (such proxy statement as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to the Target Shareholders, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Target or any of its affiliates, officers or directors should be discovered by Target which should be set forth in a supplement to the Proxy Statement, Target shall promptly inform Parent. Notwithstanding the foregoing, Target makes no representation or warranty with respect to any information supplied by Parent which is contained in the Proxy Statement.

         3.18 BOARD APPROVAL. The Board of Directors of Target has, as of the date of this Agreement, determined (i) that the Merger is fair to, advisable and in the best interests of Target and its shareholders, and (ii) to recommend that the shareholders of Target approve and adopt this Agreement and approve the Merger.

         3.19 STATE TAKEOVER STATUTES. Other than the Florida Control Share Act (Section 607.0902 of the Florida Law), no state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

         3.20 FAIRNESS OPINION. Target has received a written opinion from Raymond James & Associates, Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Target Shareholders from a financial point of view and has delivered to Parent a copy of such opinion.

         3.21 CERTAIN INDEBTEDNESS. Except as disclosed on Section 3.21 to the Disclosure Schedules, neither Target nor any Target subsidiary is indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever (except for expenses incurred in the ordinary course of business in amounts not exceeding $5000 per person); nor are any of its officers, directors, or Affiliates indebted for money borrowed from Target or any Target subsidiary, nor are there any transactions of a continuing nature between Target or any Target subsidiary and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by Target) not subject to cancellation which will continue beyond the Effective Time, including use of Target's or any Target subsidiary's assets for personal benefit with or without adequate compensation. As used herein, the term "AFFILIATE" shall mean any Person (as defined below) that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in the foregoing definition, the term (i) "CONTROL" shall mean the power through the ownership of voting securities, contract, or otherwise to direct the affairs of another Person and (ii) "PERSON" shall mean an individual, firm, trust, association, corporation, limited liability company, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

         3.22 TITLE INSURANCE. Target has delivered to Parent a true and accurate copy of each owner's policy of title insurance for each Owned Real Property which insures the fee simple or leasehold ownership interest of Target or the appropriate Target subsidiary in each Owned Real Property subject only to Permitted Liens.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

         Parent represents and warrants to Target that the statements in this
Article IV are true.

         4.1 ORGANIZATION OF PARENT. Each of Parent and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 9.3) on Parent.

         4.2      AUTHORITY.

                  (a) Each of Parent and Subsidiary has all requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Subsidiary. This Agreement has been duly executed and delivered by Parent and Subsidiary, and assuming the due authorization, execution and delivery by Target, constitutes the valid and binding obligation of Parent and Subsidiary, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Subsidiary does not, and the performance of this Agreement by Parent and Subsidiary will not (i) conflict with or violate the certificate or articles of incorporation or bylaws of Parent or Subsidiary; (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Target Shareholders as contemplated in Section 6.2 and compliance with the requirements set forth in Section 4.2(b) below, conflict with or violate any law, rule, regulation, order, judgment, injunction or decree applicable to Parent or the Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, authorization, consent, approval, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or
(iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of Florida, (ii) such consents, approvals, orders, authorizations, declarations and filings as may be required under the HSR Act, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Parent or Target or have a Material Adverse Effect on the ability of the parties to consummate the Merger.

         4.3 PARENT LITIGATION. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or Subsidiary has received any notice of assertion, nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

         4.4 INFORMATION SUPPLIED BY PARENT. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings shall, on the date filed with the SEC, the date the Proxy Statement is first mailed to the Target Shareholders, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Proxy Statement or Other Filing, Parent shall promptly inform Target.

         4.5 FINANCING. Parent has, and will at all times prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms maintain, sufficient funds or available credit to pay the Merger Consideration.

                                   ARTICLE V
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         5.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Target (which for the purposes of this Article V shall include Target and each of its subsidiaries) agrees, except
(i) as provided in Article V of the Disclosure Schedules, or (ii) to the extent that Parent shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In furtherance of the foregoing and subject to applicable law, Target agrees to confer with Parent, as promptly as practicable, prior to taking any material actions or making any material management decisions with respect to the conduct of business. In addition, except as provided in Article V of the Disclosure Schedules, without the prior written consent of Parent, Target shall not do any of the following, and Target shall not permit its subsidiaries to do any of the following:

                  (a) Waive any stock repurchase rights, accelerate, amend or change the period of exerciseability of options or restricted stock, or re-price options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

                  (c) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in the Disclosure Schedules, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

                  (d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business;

                  (e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                  (f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Target or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

                  (g) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Target Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement;

                  (h) Cause, permit or propose any amendments to its Articles of Incorporation or Bylaw (or similar governing instruments of any subsidiaries);

                  (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Target or enter into any joint ventures, strategic partnerships or alliances, other than in the ordinary course of business consistent with past practice;

                  (j) Sell, lease, license, encumber or otherwise dispose of any properties or assets except (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Target;

                  (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Target enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or
(ii) pursuant to existing credit facilities in the ordinary course of business;

                  (l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

                  (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $50,000 individually or $100,000 in the aggregate (with a series of related payments being treated for this purpose as a single payment).

                  (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Target or any of its subsidiaries is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

                  (o) Enter into or materially modify any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of Target's products, as the case may be, or products licensed by Target;

                  (p) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

                  (q) Incur or enter into any agreement or commitment outside of the ordinary course of business in excess of $50,000 individually or $100,000 in the aggregate (with a series of related agreements and or commitments being treated for this purpose as a single agreement or commitment);

                  (r) Hire any employee with an annual compensation level in excess of $100,000;

                  (s) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

                  (t) Make any grant of exclusive rights to any third party; or

                  (u) Agree in writing or otherwise to take any of the actions described in Section 5.1 (a) through (t) above.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1      PROXY STATEMENT; OTHER FILINGS.

                  (a) As promptly as practicable after the execution of this Agreement, Target will prepare and file with the SEC the preliminary Proxy Statement. Target will respond promptly to any comments of the SEC, will use its best efforts to complete the definitive Proxy Statement and will cause such definitive Proxy Statement to be mailed to the Target Shareholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, or the Effective Time, whichever is applicable, Target and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") or NASDAQ relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Target will notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Other Filing made by Target or for additional information and will supply Parent with copies of all correspondence between Target or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Other Filing. The Proxy Statement and Other Filings made by Target or Parent will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, or any Other Filing, Target will promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Target Shareholders, such amendment or supplement.

                  (b) Subject to Section 6.2(c), the Proxy Statement will also include the recommendation of the Board of Directors of Target in favor of adoption and approval of this Agreement and approval of the Merger.

         6.2      MEETING OF SHAREHOLDERS.

                  (a) Promptly after the date hereof, Target will take all action necessary in accordance with Florida Law and its Articles of Incorporation and Bylaws to convene the Shareholders' Meeting to be held as promptly as practicable, for the purpose of voting upon this Agreement and the Merger. Subject to Section 6.2(c), Target will use its commercially reasonable best efforts (as defined in Section 9.3) to solicit from the Target Shareholders, proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Subject to Section 6.2(c), Target will take all other action necessary or advisable to secure the vote or consent of the Target Shareholders required by Florida Law and all other applicable legal requirements to obtain such approvals.

                  (b) Subject to Section 6.2(c): (i) the Board of Directors of Target shall unanimously recommend that the Target Shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Shareholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Target has unanimously recommended that the Target Shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Shareholders' Meeting; and (iii) neither the Board of Directors of Target, nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Target that the Target Shareholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the Parent if said recommendation shall no longer be unanimous.

                  (c) Nothing in this Agreement shall prevent the Board of Directors of Target from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of this Agreement and the Merger if (i) a Superior Offer (as defined below) is made to Target and is not withdrawn, (ii) neither Target nor any of its representatives shall have violated any of the restrictions set forth in Section 6.4(a), and (iii) the Board of Directors of Target concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Target to comply with its fiduciary obligations to the Target Shareholders under applicable law. Nothing contained in this Section 6.2 shall limit Target's obligation to hold and convene the Shareholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Target shall have been withdrawn, amended or modified). For purposes of this Agreement, a "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target, pursuant to which the shareholders of Target immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;
(ii) a sale or other disposition by Target of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Target's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Target), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Target, in each case on terms that the Board of Directors of Target determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to the Target Shareholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Target's Board of Directors to be obtained by such third party on a timely basis.

         6.3      ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) Target will afford the Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the Target during the period prior to the Effective Time or until this Agreement is terminated in accordance with its terms, to obtain all information concerning the business, properties, results of operations and personnel of Target, as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this
Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         (b) The parties acknowledge that Target and Parent have previously executed a Confidentiality Agreement, dated October 3, 2000 (the
"CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

         6.4      NO SOLICITATION.

         (a) Except as otherwise provided in this Section 6.4(a), from and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Target and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (A) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (B) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (C) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (D) subject to Section 6.2(c), approve, endorse or recommend any Acquisition Proposal or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, until the date on which this Agreement is approved by the required vote of the Target Shareholders, this Section 6.4(a) shall not prohibit Target from furnishing nonpublic information regarding Target and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Target nor any representative of Target and its subsidiaries shall have violated any of the restrictions set forth in this
Section 6.4(a), (2) the Board of Directors of Target concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Target to comply with its fiduciary obligations to the Target Shareholders under applicable law, (3) (x) at least three (3) days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Target gives Parent written notice of the identity of such person or group and of Target's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) Target receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Target and containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Target furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Target to Parent). Target and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Target or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Target or any of its subsidiaries shall be deemed to be a breach of this Section 6.4(a) by Target. In addition to the foregoing, Target shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Target's Board of Directors but in no event less than eight hours) of any meeting of Target's Board of Directors at which Target's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least three (3) business days prior written notice of a meeting of Target's Board of Directors at which Target's Board of Directors is reasonably expected to recommend a Superior Offer to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

                  (b) For purposes of this Agreement, an "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, an "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Target by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of Target or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of Target or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Target pursuant to which the shareholders of Target immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of Target; or (C) any liquidation or dissolution of Target.

                  (c) In addition to the obligations of Target set forth in paragraph (a) of this Section 6.4, Target as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Parent orally and in writing of any request received by Target for non-public information which Target reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Target will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

         6.5 PUBLIC DISCLOSURE. Parent and Target will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement, or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange or NASDAQ, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified its unanimous recommendation in favor of the Merger.

         6.6 LEGAL REQUIREMENTS. Each of Parent and Target will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

         6.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Target will use its commercially reasonable best efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

         6.8 FIRPTA. At or prior to the Closing, Target, if requested by Parent, shall deliver to the IRS a notice that the Target Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

         6.9 NOTIFICATION OF CERTAIN MATTERS. Parent and Target will give prompt notice to the other of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, such that the conditions set forth in Section 7.2(a) or 7.3(a), as the case may be, would not be satisfied as a result thereof, or (b) any material failure of Parent or Target, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         6.10 COMMERCIALLY REASONABLE EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of Parent and Target under this Agreement, each of the parties to this Agreement will use its commercially reasonable best efforts (as defined in Section 9.3) to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

         6.11     INDEMNIFICATION OF TARGET DIRECTORS AND OFFICERS.

                  (a) From and after the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects the obligations of Target pursuant to any indemnification obligations set forth in the Target's Articles of Incorporation and Bylaws and any Florida Law, and any obligations under agreements between Target and its directors and officers existing prior to the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Articles of Incorporation and Bylaws of Target, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Target, unless such modification is required by law.

                  (b) For a period of six (6) years after the Effective Time, Parent will, or will cause the Surviving Corporation to, use its commercially reasonable best efforts (as defined in Section 9.3) to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of Parent; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in an annual premium for such coverage (or such coverage as is available for such annual premium) in excess of 200% of the last annual premium paid immediately prior to the date hereof by the Target for such coverage.

                  (c) This Section 6.11 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time and will be binding on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.11, proper provision shall be made so that the successors and the assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 6.11.

         6.12 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, Target and Parent each shall file with the United States Federal Trade Commission

(the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Target and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

         6.13 REGISTRATION ON FROM S-8. Parent agrees to file a registration statement on From S-8 for the shares of Parent Common Stock issuable with respect to assumed Target Options as soon as is reasonably practicable after the Effective time. Parent shall maintain the effectiveness of such registration statement (or a successor or substitute registration) thereafter for so long as any of such Target Options remain outstanding.

         6.14 AMENDMENT OF STOCK OPTION AGREEMENTS. Prior to Closing, Target shall amend any stock option agreement granting Target Options the exercise price per share of which is greater than $9.75 to reduce the exercise price per share to $9.75, it being the intent of the parties hereto that at Closing there will be no Target Options with an exercise price per share in excess of $9.75.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

         7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law by the shareholders of Target.

                  (b) Proxy Statement. The definitive Proxy Statement shall have been released for mailing to the Target Shareholders and no stop order suspending the effectiveness of the Proxy Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

                  (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

         7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligation of Target to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

                  (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall have been true and correct as of the date of this Agreement, except where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Parent. In addition, the representations and warranties of Parent contained in this Agreement shall be true and correct on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Parent. Target shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent; and

                  (b) Agreements and Covenants. Parent and Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Target shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

         7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligations of Parent and the Subsidiary to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing exclusively by Parent:

                  (a) Representations and Warranties. The representations and warranties of Target contained in this Agreement shall have been true and correct as of the date of this Agreement, except where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Target. In addition, the representations and warranties of Target contained in this Agreement shall be true and correct on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Target. Parent shall have received a certificate with respect to the foregoing signed on behalf of Target by the President and the Chief Financial Officer of Target; and

                  (b) Agreements and Covenants. Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parent shall have received a certificate to such effect signed on behalf of Target by the President and the Chief Financial Officer of Target.

                  (c) Employment Agreement. An employment agreement, reasonably acceptable to Parent and William Dambrackas, shall have been executed by each of them.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER


         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Target:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Target;

                  (b) by either Target or Parent if the Merger shall not have been consummated by January 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                  (c) by either Target or Parent if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

                  (d) by either Target or Parent if the required approvals of the shareholders of Target contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Target where such failure to obtain shareholder approval shall have been caused by the action or failure to act of Target in breach of this Agreement;

                  (e) by Target, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or
Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable best efforts, then Target may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Target to Parent of such breach, provided Parent continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Target may not terminate this Agreement pursuant to this paragraph (e) if such breach by Parent is cured during such thirty (30)-day period);

                  (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, or if any representation or warranty of Target shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or
Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Target's representations and warranties or breach by Target is curable by Target through the exercise of its commercially reasonable best efforts, then Parent may not terminate this Agreement under this Section 8.1(f) for thirty (30) days after delivery of written notice from Parent to Target of such breach, provided Target continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such breach by Target is cured during such thirty (30)-day period);

                  (g) by Parent or Target if a Triggering Event (as defined below) shall have occurred.

         For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Target or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Target shall have failed to include in the Proxy Statement the unanimous recommendation of the Board of Directors of Target in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Target fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal;
(iv) the Board of Directors of Target or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) Target shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Target shall have been commenced by a person unaffiliated with Parent and Target shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Target recommends rejection of such tender or exchange offer; or (vii) Target shall have breached any of the provisions of
Section 6.4(a) of this Agreement.

         8.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Section 8.3 and Article X (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

         8.3      FEES AND EXPENSES.

                  (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and Target shall share equally all filing fees incurred for the pre-merger notification and report forms under the HSR Act.

                  (b)      Certain Payments by Target.

                           (i)      Target shall pay to Parent in immediately
available funds, within two (2) business days after demand by Parent, an amount equal to $2,500,000 (the "TARGET TERMINATION FEE") if this Agreement is terminated by Parent or Target pursuant to Section 8.1(g).

                           (ii)     Target shall pay Parent in immediately
available funds, within two (2) business days after demand by Parent, an amount equal to the Target Termination Fee, if this Agreement is terminated by Parent or Target pursuant to Section 8.1(b) or Section 8.1(d) as a result of Target's failure to obtain the required approvals of the shareholders of Target and either of the following shall occur:

                                    (1)      if following the date hereof and
prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Target Acquisition (as defined below) is consummated; or

                                    (2)      if following the date hereof and
prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and within twelve (12) months following the termination of this Agreement Target enters into an agreement or letter of intent providing for a Target Acquisition.

                           (iii)    Target shall pay to Parent in immediately
available funds, within two (2) business days after demand by Parent, an amount equal to the Target Termination Fee if all of the following occur: (A) this Agreement is terminated by Parent pursuant to Section 8.1(b), (B) all of the conditions precedent to Target's obligations to effect the Merger set forth in
Article VII have been satisfied or waived in writing by Target, and (C) Target has nevertheless failed or refused to effect the Merger in accordance with the terms of this Agreement.

                  (c) Certain Payments by Parent. Parent shall pay to Target in immediately available funds, within two (2) business days after demand by Target, an amount equal to $2,500,000 if all of the following occur: (1) this Agreement is terminated by Target pursuant to to Section 8.1(b), (2) all of the conditions precedent to Parent's obligations to effect the Merger set forth in
Article VII have been satisfied or waived in writing by Parent, and (3) Parent has nevertheless failed or refused to effect the Merger in accordance with the terms of this Agreement.

                  (d) The parties acknowledge that the agreements contained in Sections 8.3(b) and 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Target or Parent, as applicable, fails to pay in a timely manner the amounts due pursuant to Section 8.3(b) or 8.3(c) and, in order to obtain such payment, the other party makes a claim that results in a judgment for the amounts set forth in Section 8.3(b) or 8.3(c), the party against whom the judgment is rendered shall pay the prevailing party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) or 8.3(c) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in Section 8.3(b) or 8.3(c) shall not be in lieu of damages incurred in the event of willful breach of this Agreement. For the purposes of this Agreement, "TARGET ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target pursuant to which the shareholders of Target immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Target of assets representing in excess of 50% of the aggregate fair market value of Target's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Target), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Target.

         8.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and Target.

         8.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX
                               GENERAL PROVISIONS


         9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Target and Parent contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

                  (a)      if to Target, to:

                           Equinox Systems Inc.
                           One Equinox Way
                           Sunrise, Florida 33351
                           Attention: William Dambrackas
                           Fax No.: (954) 377-7198

                           with a copy to:

                           Ken Hoffman, Esq.
                           Greenberg Traurig
                           1211 Brickell Ave.
                           Miami, Florida 33131
                           Fax No.: (305) 579-0717

                  (b)      if to Parent or Subsidiary, to:
                           Avocent Corporation
                           4991 Corporate Drive
                           Huntsville, Alabama 35805
                           Attention: Mr. Stephen Thornton
                                      Mr. Dusty Pritchett
                           Fax No.: (256) 430-4032

                           with a copy to:

                           John H. Cooper, Esq.
                           Sirote & Permutt
                           2311 Highland Ave. South
                           Birmingham, Alabama 35205
                           Fax No.: (205) 930-5101

         9.3      INTERPRETATION; KNOWLEDGE.


                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

                  (b) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to any matter in question, that the executive officers of Target or Parent, as the case may be, have actual knowledge of such matter.

                  (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall (A) a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' or such entity's internal earnings or other estimates or projections in and of itself constitute a Material Adverse Effect or (B) any change, event, violation, inaccuracy, circumstance or effect that results from (x) the public announcement or pendency of the transactions contemplated hereby, (y) changes affecting the Parent's and Target's respective industry generally or (z) changes affecting the United States economy generally, constitute a Material Adverse Effect.

                  (d) For purposes of this Agreement, "COMMERCIALLY REASONABLE BEST EFFORTS" means the efforts that a prudent person or entity desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use commercially reasonable best efforts under this Agreement does not require the person or entity subject to that obligation to take actions that would result in a Material Adverse Effect on such person or entity or that would materially reduce the benefits to such person or entity of this Agreement and the Merger.

         9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.5 ENTIRE AGREEMENT. This Agreement, including the Disclosure Schedules, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

         9.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except that the rights and obligations of Target Shareholders with respect to the Merger shall be governed by Florida Law), regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.11 WAIVER OF JURY TRIAL. EACH OF PARENT AND TARGET HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT AND TARGET IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, Parent, Target, and Subsidiary have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.



                                             EQUINOX SYSTEMS INC.


                                             By:   /s/ William A. Dambrackas
                                                -------------------------------

                                                Name:  William A. Dambrackas

                                                Title:  President & CEO



                                             AVOCENT CORPORATION

                                             By:    /s/ Doyle C. Weeks
                                                -------------------------------

                                                Name:  Doyle C. Weeks

                                                Title:  Executive Vice President



                                             BLUE MARLIN ACQUISITION CORPORATION

                                             By:   /s/ Doyle C. Weeks
                                                -------------------------------

                                                Name:  Doyle C. Weeks

                                                Title:  Incorporator

                            ****MERGER AGREEMENT****